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                                                                   EXHIBIT 10.18

                        SEPARATION AGREEMENT AND RELEASE

      Catalina Lighting, Inc. ("Catalina") and Nathan Katz (the "Employee") enter into this Separation Agreement and Release ("Agreement") on July 20, 2001, in order to reach a mutually satisfactory compromise of any and all claims which could be made arising out of or relating to the Employee's employment with Catalina. The parties, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

      1. Separation. Effective on and as of July 20, 2001, (the "Separation Date"), the Employee's employment with Catalina and with any and all other affiliates of Catalina shall terminate.

      2. Payments. Catalina shall pay the Employee $8,333.33 on September 1, 2001. Thereafter Catalina shall pay the Employee an aggregate of $91,666.67 in eleven consecutive quarterly payments of $8,333.33, on December 1, March 1, June 1, and September 1 of each year, beginning December 1, 2001 and ending June 1, 2004. To the extent Employee owes any sums to Catalina, pursuant to a promissory note, or otherwise, the payments described in this Section 2 shall be retained by Catalina to offset such amounts due. From and after the date of this Agreement, Catalina and the Employee agree that (i) no additional interest shall accrue on the Promissory Note dated as of January 9, 2000, between Catalina and the Employee, and (ii) the Promissory Note is hereby amended to provide for quarterly repayments in amounts and upon the dates provided in this Section 2 until the present balance of the Promissory Note shall have been paid in full. To the extent that Catalina fails to make any payment under this Section 2, the amount owing to Catalina under the Promissory Note, or otherwise, between the Employee and Catalina shall be reduced by the amount of any such missed payment.

      3. Employee Release. In exchange for the payments provided in Section 2, the Employee waives and releases unconditionally, for himself and his heirs, any and all rights, claims, demands, causes of action, obligations and liabilities known or unknown, arising from the beginning of time to the date of execution of this Agreement, involving his relationship with Catalina and/or any of its affiliates or associates (each, a "Released Party"), whether such claims arise from common law, ordinance or statute, and particularly, but without limitation of the foregoing terms, claims concerning or relating in any way to his employment relationship with Catalina, such as claims which may arise from or under discrimination laws or otherwise (specifically including but not limited to, claims under discrimination laws, the Florida Civil Rights Act of 1992, the Florida Private Whistleblowers Act of 1991, the Miami-Dade County Equal Opportunity Ordinance, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, or any other law, rule, ordinance or regulation) and all claims for attorneys' fees and costs, that they may have had, now have, or in the future
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may have against any Released Party or any of its officers, employees, directors, stockholders or agents. Employee represents and warrants that he has not made, or caused to be made, any assignment or transfer of any claim herein being released.

      4. Company Release. In exchange for the Employee's agreement to the terms of this Agreement, Catalina waives and releases unconditionally, for itself and its subsidiaries and their respective successors and assigns, any and all rights, claims, demands, causes of action, obligations and liabilities known or unknown, arising from the beginning of time to the date of execution of this Agreement, involving Catalina's relationship with the Employee, whether such claims arise from common law, ordinance or statute, and particularly, but without limitation of the foregoing, claims concerning or relating in any way to his employment relationship with Catalina, and all claims for attorneys' fees and costs, that they may have had, now have, or in the future may have against the Employee. Catalina represents and warrants that it has not made, or caused to be made, any assignment or transfer of any claim herein being released.

      5. No Admission. The Employee agrees that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute, ordinance or regulation, or common law, or of any duty owed the Employee by Catalina.

      6. Employee Acknowledgment.

            (a) The Employee acknowledges that the Employee (i) has read this Agreement, (ii) has had the opportunity to consider this Agreement, (iii) has been advised by this document to seek legal counsel if he chooses, (iv) understands this Agreement and all of its terms, (v) signs this Agreement voluntarily and without duress, and (vi) signs this Agreement in exchange for payments described in Section 2, which the Employee acknowledges are adequate and satisfactory.

            (b) The Employee acknowledges that he was given at least twenty-one
(21) days in which to consider whether to execute this Agreement before being required to make a decision. The Employee further acknowledges that he may revoke the Agreement for a period of seven (7) days from the date that he executed the Agreement.

      7. Nondisparagement.

            (a) The Employee and Catalina further agree that each will not, directly or indirectly, disparage, harass, defame or instigate, request, encourage, suggest, support or assist any person in disparaging, harassing or defaming the other or any of the other's products or services, or disparage the terms and conditions of this Agreement or the Employee's separation from Catalina. This obligation extends to all statements, written or oral, whether intended to be public or private.

            (b) Each of the Employee and Catalina agree and acknowledge that the covenants and promises of this paragraph constitute a material and significant part of the consideration received by the other in exchange for its or his obligations to the other


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under this Agreement and that any breach of this Section 7, in any material respect, will constitute a material breach of this Agreement.

            (c) In the event the Employee violates Section 7(a) in any material respect, all of the amounts paid to him in Section 2 shall be forfeited. Catalina may, in its sole discretion, either withhold said amount from any amounts owing and unpaid under this Agreement or demand that the Employee repay said amount within thirty (30) days of demand. If the Employee fails to repay the amount so demanded, Catalina may file suit against the Employee for that amount, costs and fees to be borne by the losing party. This action for recovery of amounts paid shall not preclude Catalina or any Released Party from filing suit against the Employee for defamation or any other cause of action related to the disparaging statements. The Employee and Catalina submit to personal jurisdiction in the courts of the State of New York located in New York City in connection with any such claims.

      8. Full Satisfaction. The Employee hereby agrees that this Agreement and the Termination Agreement between the Employee and Catalina is in compromise and final settlement among the parties of all disputed matters and constitutes full satisfaction of all claims made or which could be made of whatsoever kind or character which he has or had against all and any of the Released Parties from the beginning of time until the date of this Agreement.

      9. No Admission of Liability. Execution of this Agreement and payment of the amount specified in Section 2 of this Agreement does not constitute an admission by any Released Party of any violation of any Civil Rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law or of any duty owed by the Released Parties to the Employee. Rather, this Agreement expresses the intention of the parties to resolve all issues and other claims related to or arising out of the Employee's employment by Catalina without the time and expense of additional contested litigation.

      10. Confidentiality.

            (a) To the extent that this Agreement is not disclosed to the public as part of a securities filing, the Employee represents, agrees, covenants and promises that he has not disclosed the terms of this Agreement between the parties, including amounts, the terms and conditions of this Agreement and the circumstances, events and records relating to this Agreement and its terms ("confidential information"). The Employee further agrees that such confidential information shall not be disclosed or discussed by the Employee with any person other than his immediate family, attorney, financial advisor, state, local and federal tax authorities, or other persons as may be required by law, without the prior written permission of Catalina unless required by law; provided, however, that this Agreement may be used in any claim or litigation alleging breaches thereof. Any immediate family member, attorney or other person designated above to whom the Employee intends to disclose the confidential information shall be instructed in advance by the Employee that this information is confidential and such persons (other


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than state, local and federal tax authorities) shall be bound by this same pledge of confidentiality for any disclosure of such information.

            (b) The Employee agrees and acknowledges that the covenants and promises of this Section 10 constitute a material and significant part of the consideration received by Catalina in exchange for the payments to the Employee under this Agreement and that breach of this paragraph will constitute a material breach of this Agreement.

            (c) In the event the Employee or anyone to whom the Employee discloses the confidential information or otherwise violates Section 10(a) in any material respect, all of the amounts paid to him in Section 2 shall be forfeited. Catalina may, in its sole discretion, either withhold said amount from any amounts owing and unpaid under this Agreement or demand that the Employee repay said amount within thirty (30) days of demand. If the Employee fails to repay the amount so demanded, Catalina may file suit against the Employee for that amount, costs and fees to be borne by the losing party. The Employee and Catalina submit to personal jurisdiction in the courts of the State of New York located in New York City in connection with any such claims.

            (d) The Employee further agrees that if ordered by a court to produce or testify concerning the confidential information, or if served with a subpoena or order that would compel him to produce or testify concerning the confidential information, he will telephonically notify and provide a copy of the subpoena or order to the then President of Catalina immediately, but in no event any later than three (3) business days after he has been so served, for the purpose of providing Catalina with the opportunity to obtain a protective order against such testimony or production of this Agreement or the confidential information.

      11. Cooperation. The Employee agrees to cooperate with Catalina by making himself reasonably available to testify on behalf of Catalina or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist Catalina or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. Catalina shall provide the Employee with reasonable notice of Catalina's need for the Employee's cooperation and shall make all commercially reasonable efforts to ensure that Catalina will not interrupt the Employee's then current employment or other activities. The Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by the Employee in the course of such cooperation. This Section 11 shall not apply to any litigation in which Catalina or any of its affiliates and the Employee are adverse parties.

      12. Entire Agreement; Binding Effect. This Agreement and the Termination Agreement and Release between the Employee and Catalina set forth the entire agreement between the Employee and Catalina related to the Employee's separation from employment with Catalina and the termination of Employee's employment and consulting agreements with Catalina. This Agreement supersedes all of the terms of the Employee's Employment Agreement and Consulting Agreement with


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Catalina, including, without limitation, the covenants contained therein relating to confidentiality, nonsolicitation and limitations on the Employee's ability to compete with Catalina. The Employee and Catalina intend this Agreement to be legally binding and inure to the benefit of themselves and their respective heirs, administrators, executors, successors and assigns.

      13. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without regard to conflict or choice of law provisions that would defer to the substantive laws of another jurisdiction.

      14. Attorneys' Fees. In the event of litigation to enforce or interpret this Agreement, all litigation expenses, including by way of illustration, but not limitation, all reasonable attorneys' fees and paralegal fees, costs and expenses through all trials, appeals and proceeding, mediation, arbitration, any proceedings pursuant to the bankruptcy laws of the United States, shall be paid to the prevailing party by the non-prevailing party.

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      IN WITNESS WHEREOF, the Employee and Catalina have executed this Agreement on the date first written above.

                                        EMPLOYEE

                                        /s/ Nathan Katz
                                        ----------------------------------------
                                        Nathan Katz


                                        CATALINA LIGHTING, INC.

                                        By: /s/ Robert Hersh
                                            ------------------------------------

                                        Name: Robert Hersh

                                        Title: Chief Executive Officer


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